Exhibit 99.2

September 14, 2015

To my CSI Family, our ONE CSI,

I was recently diagnosed with stomach cancer. The cancer is stage two and my doctors believe that it’s curable. I have faith in God and am blessed with unbelievable love and support from my family and friends, including my CSI family. For that, I am very happy and appreciative.

My treatment plan is in place and I have begun chemotherapy, with surgery expected later this year. I plan to actively lead our business during my treatment, though some activities, such as travel, will be limited.

Our CSI mission is clear - to provide vascular relief throughout the body to millions in need and in doing so dramatically reduce the number of amputations performed every year. We have the pieces necessary to accomplish this goal in the U.S. and beyond, as we expand internationally.

We are committed to patients in need and their families. Our medical education programs support our health care provider friends and heroes. We deliver confidence to insurance payors and to patients by providing clear proof of clinical and economic outcome benefits. Our technology provides unique, safe, and effective products for vascular intervention. Finally, CSI has outstanding talent and leadership. I’m proud of this special organization and what we’ve achieved. I am even more excited about the contributions we will make for many years to come.

I will fight my disease with our trademark CSI heart and intensity and will keep you updated on my progress. Thank you for the inspiring work that you do every day—I’m honored to be working with such an amazing team—ONE CSI.

Dave

Exhibit 99.2